Exhibit 99.1

Terns Appoints Veteran Biopharmaceutical Executive Ann E. Taylor, M.D. to Board of Directors

FOSTER CITY, Calif., Sept. 28, 2021 (GLOBE NEWSWIRE) – Terns Pharmaceuticals, Inc. (“Terns” or the “Company”) (Nasdaq: TERN), a clinical-stage biopharmaceutical company developing a portfolio of small-molecule single-agent and combination therapy candidates for the treatment of non-alcoholic steatohepatitis (NASH) and other chronic liver diseases, today announced the appointment of Ann E. Taylor, M.D., to the Company’s Board of Directors. Dr. Taylor previously served as the Chief Medical Officer of AstraZeneca plc and brings to the Terns Board of Directors more than 35 years of experience in drug development.

“NASH remains an area of significant unmet need and I believe Terns’ approach, which seeks to combine best-in-class molecules with clinically validated mechanisms in NASH, will play a significant part in the treatment of NASH patients,” said Dr. Taylor. “I am proud to join this strong and diverse team and look forward to working with the rest of the board and the management team in developing truly transformative medicines.”

“We are excited to have Ann join our board of directors and to have access to her drug development expertise and network,” said Senthil Sundaram, Chief Executive Officer of Terns. “Ann is a seasoned drug development veteran who has a wealth of experience in bringing treatments to patients across a broad spectrum of challenging areas. The board and I look forward to Ann’s contributions to Terns as we generate meaningful clinical data over the coming months and years.”

Dr. Taylor served as the Chief Medical Officer of AstraZeneca until her retirement in August 2021. Her broad-based leadership experience includes clinical development, portfolio strategy, regulatory strategy, biomarker strategy, patient safety and quality assurance across AstraZeneca’s entire portfolio. Prior to becoming Chief Medical Officer, from April 2018 to March 2019, Dr. Taylor was the Head of Clinical Biologics at MedImmune, a wholly owned subsidiary of AstraZeneca. Prior to AstraZeneca, Dr. Taylor held various leadership roles at Novartis Institute for BioMedical Research (Global Head of Portfolio Management, Interim Head of Cardiovascular and Metabolic Disease Area, Global Head of Translational Medicine for Metabolism) and Pfizer (Portfolio Lead for Obesity, Frailty and Cardiovascular and Metabolic Disease Franchise). Dr. Taylor also serves on the board of directors of Unlearn.AI, a company seeking to accelerate clinical development through the use of artificial intelligence. She has authored and co-authored numerous peer-reviewed publications and served on the editorial board of several peer-reviewed journals. Dr. Taylor is a Board-certified endocrinologist and received her M.D. from Harvard Medical School. She received her B.A. in biology magna cum laude from the University of California, San Diego.

About Terns Pharmaceuticals

Terns Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company developing a portfolio of small-molecule single-agent and combination therapy candidates for the treatment of non-alcoholic steatohepatitis, or NASH, and other chronic liver diseases. Terns’ pipeline includes three clinical stage development programs including an FXR agonist, a VAP-1 inhibitor and a THR-β agonist, and a preclinical GLP-1 receptor agonist program. Terns is focused on developing combination therapies based on clinically validated and complementary mechanisms of action to address the multiple hepatic disease processes of NASH in order to drive meaningful clinical benefits for patients. For more information, please visit: www.ternspharma.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements about Terns Pharmaceuticals, Inc. (the “Company,” “we,” “us,” or “our”) within the meaning of the federal securities laws, including those related to the Company’s expectations of timing and potential results of the Company’s clinical trials and other development activities; the potential utility and progress of the Company’s product candidates in NASH and other therapeutic areas; the Company’s clinical development plans and activities; the Company’s expectations regarding the profile of its product candidates, including tolerability, safety, metabolic stability and pharmacokinetic profile; and the Company’s ability to continue to execute on its clinical strategy and plans. All statements other than statements of historical facts contained in this press release, including statements regarding the Company’s strategy, future financial condition, future operations, future trial results, projected costs, prospects, plans, objectives of management and expected market growth, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. The Company has based these forward-looking statements largely on its current expectations, estimates, forecasts and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. These statements are subject to risks and uncertainties that could cause the actual results and the implementation of the Company’s plans to vary materially, including the risks associated with the initiation, cost, timing, progress and results of the Company’s current and future research and development activities and preclinical studies and clinical trials. In particular, the impact of the COVID-19 pandemic on the Company’s ability to progress with its research, development, manufacturing and regulatory efforts, including the Company’s clinical trials for its product candidates, will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate duration of the pandemic, travel restrictions, quarantines, social distancing and business closure requirements in the United States and in other countries, and the effectiveness of actions taken globally to contain and treat the disease. These risks are not exhaustive. For a detailed discussion of the risk factors that could affect the Company’s actual results, please refer to the risk factors identified in the Company’s SEC reports, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2020 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2021 and June 30, 2021. Except as required by law, the Company undertakes no obligation to update publicly any forward-looking statements for any reason.

Contacts for Terns

Investors

Justin Ng

investors@ternspharma.com

Media

Jenna Urban

Berry & Company Public Relations

media@ternspharma.com